                                                                    EXHIBIT 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of July 25, 2002 by and between BRE PROPERTIES, INC., a Maryland corporation (the "Company"), and LEROY E. CARLSON (the "Executive").

                                   Background

         WHEREAS, the Company and Executive entered into an Employment Agreement, dated March 15, 1996 whereby Executive was to be employed by the Company as its Executive Vice President and Chief Financial Officer (the "Original Agreement").

         WHEREAS, Executive was subsequently promoted to the position of Executive Vice President and Chief Operating Officer.

         WHEREAS, the Executive and the Company have agreed to a change in the Executive's role and responsibilities in the Company at a time to be later specified by the Company.

         WHEREAS, the Company and Executive desire to amend and restate the terms of the Original Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement, the parties agree as follows:

         1. Term. The term of this Agreement shall expire on December 31, 2003 unless earlier terminated pursuant to Section 6 (the "Term").

         2. Duties. Executive shall be employed by the Company as its Executive Vice-President and Chief Operating Officer until October 1, 2002 (the "Transition Start Date"). Until the Transition Start Date, Executive shall report to the Company's Chief Executive Officer and perform the duties he has performed to date as Executive Vice President and Chief Operating Officer and such other duties, consistent with duties customarily accorded an Executive Vice President and Chief Operating Officer, that the Chief Executive Officer (the "CEO") or the Company's Board of Directors (the "Board") may from time to time specifically direct. After the Transition Start Date, although he will not be required to be present in the offices of the Company on a daily basis, Executive shall remain generally available during normal business hours to the Company to perform special projects and transition services at the direction of and upon reasonable notice from the CEO. In advance of each calendar quarter, Executive shall provide the Company with the dates that he desires to be unavailable due to travel in the forthcoming quarter (the "Blackout Dates") and the CEO will use reasonable efforts to design and schedule the transition services projects so that they may be performed by Executive at times other than the Blackout Dates. In the event of conflicts, Executive shall make himself available to perform the transition services projects. During the Term, Executive shall devote his full business time to the Company. During the Term, Executive shall not, except for incidental management of his personal financial affairs (which the Company acknowledges include non-public real estate investments), engage in any other business, nor shall he serve in any position with any other corporation or entity, without the prior written consent of the Board. Executive

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

agrees, that, upon the request of the Company subsequent to the Transition Start Date, he will promptly resign from the Board.

         3. Compensation. During the Term, Executive shall be entitled to receive compensation in accordance with this Section 3.

             3.1 Base Salary. Until the Transition Start Date, Executive shall receive an annual base salary ("Base Salary") of $275,000. Upon the Transition Start Date and for the remainder of the Term, Executive shall receive a Base Salary of $360,000. The Base Salary shall be payable by the Company to the Executive in equal installments on the dates payments of salary are regularly made by the Company to its executive employees.

             3.2 Annual Incentive Bonus. Executive shall be eligible to receive an annual incentive bonus (the "Annual Bonus") for 2002. The amount of the Annual Bonus shall be based on the achievement of predefined operating or performance and other criteria established by the Chief Executive Officer or the Compensation Committee of the Board (the "Annual Criteria"). The Annual Bonus, if earned, will be prorated to reflect Executive's nine months of full time service in 2002. The Annual Bonus, if earned, shall be paid within 90 days of the Transition Start Date. Executive shall not be eligible to earn an Annual Bonus with respect to any services rendered by Executive on or subsequent to the Transition Start Date.

             3.3 Long-Term Incentive Awards. The Executive is entitled to the restricted stock, stock options and forgivable stock loans as set forth in
Schedule 3.3 to this Agreement. Executive agrees that he has no claim or right to any restricted stock, stock option or forgivable stock loan from the Company other than as set forth in Schedule 3.3. Executive further acknowledges and agrees that he will not receive any additional awards of restricted stock, stock options, stock loans or other incentive awards (with the exception of the 2002 Annual Bonus) during the remainder of the Term. If this Agreement expires at the conclusion of its full term on December 31, 2003, then Executive shall be deemed to be vested in full in all restricted shares described in Schedule 3.3. Furthermore, upon any expiration of this Agreement at the conclusion of its full term on December 31, 2003, Executive shall be deemed to have retired as of such date for purposes of the stock option plans and agreements applicable to the stock options described in Schedule 3.3 hereto.

         4. Benefits. During the Term, Executive shall be entitled to receive such other benefits and to participate in such benefit plans as are generally provided by the Company to its executive employees, including 401(k) and health and life insurance plans; provided, however, that Executive, subsequent to the Transition Start Date, shall not be entitled to participate in any benefit plan from which he may be disqualified as a result of providing services on a less than full time basis for the Company. Executive shall be entitled to four weeks vacation for each full twelve months of employment hereunder and agrees to take such vacation during the term of this Agreement such that no vacation shall be accrued and unpaid as the termination of this Agreement.

                                        2

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         5.  Expenses. The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his duties under this Agreement in accordance with Company policy.

         6.  Termination of Employment.

             6.1 Termination Due to Death or Disability; Voluntary Termination. If at any time during the Term, Executive shall die, suffer any Disability which is deemed to be permanent (as defined below), or voluntarily terminate his employment by the Company, then, in any such event, his employment under this Agreement shall automatically terminate on the date of death, upon any Disability, or the date of voluntary termination, as the case may be. As used herein, the term "Disability" shall mean the inability of Executive to perform his normal duties for Company for a period of ninety (90) calendar days, or for one hundred twenty (120) days during any period of one hundred eighty
(180) calendar days, whether or not consecutive. An additional determination of permanent disability may be made at any time by a physician chosen by a majority of the independent members of the Board, which physician shall opine as to the physical condition of Executive.

             6.2 Termination by the Company for Good Cause. The Company may terminate this Agreement and Executive's employment at any time for Good Cause. In such event, this Agreement shall terminate on such date as shall be specified in writing by the Company. As used herein, the term "Good Cause" shall mean (i) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of his duties hereunder, (ii) the failure or refusal of Executive, after the receipt of written notice by the Executive, to perform the duties or to render the services assigned to him from time to time by the CEO or the Board, (iii) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, (iv) the material breach by Executive of this Agreement or the breach of Executive's fiduciary duty or duty of trust to the Company provided that, if such breach is curable, Executive first receives notice of the breach and seven
(7) days to cure such breach; or (v) any other act or omission by Executive either in disregard of the Company's policies or conduct which may cause material loss, damage or injury to the Company, its property, reputation or employees.

             6.3 Termination by the Company Other Than for Good Cause. During the Term, the Company may terminate this Agreement and Executive's employment for any reason other than for Good Cause. In such event, this Agreement shall terminate on the 30/th/ day following written notice of such termination by the Company.

         7.  Compensation upon Termination.

             7.1   Termination Other Than in Connection With a Change in
Control.

                   (a) In the event of termination of Executive's employment pursuant to Section 6.1 due to death or Disability, Executive or his estate shall receive and shall be obligated with respect to, within 30 days of such death or Disability, the following:

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                   (i)    Executive shall be entitled to receive a lump-sum
payment from the Company equal to (a) if termination occurs prior to the Transition Start Date, the average of the Annual Bonuses awarded in the prior two years reduced on a pro-rated basis to the date of termination; or (b) if termination occurs subsequent to the Transition Start Date, any accrued but unpaid Annual Bonus with respect to his services prior to Transition Start Date prorated for any partial year of service;

                   (ii) the amount payable under each Loan and Stock Pledge Agreement shall be due and payable; and

                   (iii) Executive shall be entitled to receive payment under the Bonus Arrangement in such amount as determined by the Pro Rata Calculation as of the date of termination. For the purposes of this Agreement, "Pro Rata Calculation" shall mean a pro rata application of Sections 2.1, 2.2, and 2.3 of each of the Bonus Arrangements as described in Schedule 3.3 to this Agreement, taking into consideration the number of full months worked and the Company's performance data through the last quarter having ended 45 days or more prior to the termination date, notwithstanding the fact that such sections of the Bonus Arrangements may not provide for such pro rata application.

             (b) In the event of termination of Executive's employment pursuant to Section 6.1 based on voluntary termination by the Executive or pursuant to Section 6.2 (Termination by the Company for Good Cause) or due to the expiration of the Term on December 31, 2003, the Company shall not be obligated, from and after the date of termination, to provide to Executive, and Executive shall not be entitled to receive from the Company, any compensation (including any payments of Base Salary, Annual Bonus, or other awards) or other benefits. Further, all amounts payable under each Loan and Stock Pledge Agreement shall be due and payable.

             (c) In the event of termination of Executive's employment without cause pursuant to Section 6.3, the Company shall provide Executive with the following compensation within 30 days after such termination:

                   (i) Executive shall be entitled to receive a lump-sum payment from the Company equal to (a) if termination occurs prior to the Transition Start Date, the Base Salary plus the average of the Annual Bonus awarded in the prior two years and (b) if termination occurs subsequent to the Transition Start Date, the remaining amount of Base Salary to be paid hereunder not to exceed one year's salary; provided, that, Executive shall retain his right to any accrued but unpaid Annual Bonus with respect to his services prior to Transition Start Date.

                   (ii) the amount payable under each Loan and Stock Pledge Agreement shall be due and payable on the termination date; and

                   (iii) Executive shall be entitled to receive payment under the Bonus Arrangement in such amount as determined by the Pro Rata Calculation determined as of the termination date.

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

        7.2 Termination Following a Change in Control. The following provisions shall apply in lieu of Section 7.1 if, and only if, the termination of Executive's employment occurs within 12 months following a Change in Control (as defined in Section 7.2(d)):

             (a) In the event of termination of Executive's employment pursuant to Section 6.1 due to death or Disability, or in the event of termination of Executive's employment due to voluntary termination by Executive without Good Reason, the provisions of Section 7.1(a) apply.

             (b) In the event of termination of Executive's employment pursuant to Section 6.2 (Termination by the Company with Good Cause) or due to the expiration of the Term on December 31, 2003, the provisions of Section 7.1(b) apply.

             (c) In the event of termination of Executive's employment due to voluntary termination by Executive with Good Reason, or pursuant to Section 6.3 (Termination by the Company Other Than for Good Cause), the provisions of
Section 7.1(c) shall apply. As used herein, the term "Good Reason" means (i) a material change in Executive's duties, responsibilities, or authority, or (ii) the Company's relocation of the Executive, without the Executive's consent, to a location outside of the San Francisco metropolitan area.

             (d) As used herein, a "Change in Control" shall be deemed to have occurred when any of the following events occur:

                   (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date hereof, (a "Person")) acquiring "beneficial ownership" (as defined in Rule 13D-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                   (ii) a change in the Board that is the result of a proxy solicitation(s) or other action(s) to influence voting at a shareholders' meeting of the Company (other than by voting one's own stock) by a Person or group of Persons who has Beneficial Ownership of 5% or more of the combined voting power of the securities of the Company and which causes the Continuing Directors (as defined below) to cease to constitute a majority of the Board; provided, however, that neither of the events described in (i) or (ii) of this
Section 8.2(d) shall be deemed to be a Change in Control if the event(s) or election(s) causing such change shall have been approved specifically for purposes of this Agreement by the affirmative vote of at least a majority of the members of the Continuing Directors. For these purposes, a "Continuing Director" shall mean a member of the Board (i) who is a member of the Board on the date of this Agreement, or (ii) who subsequently becomes a member of the Board and who either (x) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are Directors on the date hereof, or (y) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are described in clauses (i) and
(ii) (including clause (ii)(y)), as applicable.

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                     (e)    Notwithstanding anything to the contrary in this
Section 7.2, if any of the payments or other compensation to be made to Executive pursuant to this Section 7.2 are determined to be "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount of such payments or other compensation shall be reduced to the largest amount which would not constitute "parachute payments" as so defined.

                     7.3 Release. Executive's right to receive any of the payments or other compensation (including, without limitation, loan forgiveness) to be made to Executive pursuant to this Section 7 shall be contingent on Executive providing the Company a full and complete release of all known and unknown claims against the Company and its representatives.

       8.     Confidentiality and Restrictive Covenant.

                     (a) It is specifically understood and agreed that some of the Company's business activities are secret in nature and constitute trade secrets, or are otherwise confidential and/or proprietary in nature, including but not limited to the Company's "know-how," methods of business and operations, and property and financial analyses and reports (all such information, "Proprietary Information"). All of the Company's Proprietary Information is and shall be the sole property of the Company for its own exclusive use and benefit, and Executive agrees that upon termination of his employment for any reason whatsoever, he shall return to the Company all Proprietary Information in his possession or under his control. Executive further agrees that he shall hold all of the Company's Proprietary Information in strictest confidence and shall not at any time, either during or after her employment by the Company, use or disclose, or permit the use or disclosure of, the same for his own benefit or for the benefit of others, unless authorized to do so by the Company's written consent or by a contract or agreement to which the Company is a party or by which it is bound. The provisions of this Section 8 shall perpetually survive the termination of the Agreement, and Executive shall likewise be bound by all other agreements between he and the Company relating in any way to the protection of the Company's Proprietary Information.

                     (b) For a period of two (2) years following any termination of this Agreement, the Executive shall not recruit, attempt to hire, direct, assist others in recruiting or hiring, or encourage any employee of the Company to terminate his employment with the Company or to accept employment with any subsequent employer or business with whom the Executive is affiliated or receiving compensation in any way.

       9. Arbitration. If a dispute arises between Company and Executive concerning this Agreement, or in any way relating to Executive's employment by the Company and/or the termination thereof, the disputed matter shall first be submitted to mandatory mediation, such mediation to be conducted in the City of San Francisco pursuant to the then-current rules of the Judicial Arbitration and Mediation Services ("JAMS") by a mediator affiliated with JAMS, or by such other mediator as is mutually agreeable to the parties. If the mediation does not successfully resolve such dispute, then the dispute shall be submitted to mandatory, final, and binding arbitration in the City of San Francisco, California in accordance with the employment arbitration rules of the American Arbitration Association ("AAA Rules"). Any judgment upon the award

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

rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter. The arbitrators shall apply the law of the State of California in making any determination hereunder. Notwithstanding anything to the contrary which may now or hereafter be contained in the AAA Rules, the parties agree any such arbitration shall be conducted before a panel of three arbitrators, who shall be compensated for their services at a rate to be determined by the American Arbitration Association in the event the parties are not able to agree upon their rate of compensation. Each party shall have the right to appoint one arbitrator (to be appointed within twenty days of the notice of a dispute to be resolved by arbitration hereunder), and the two arbitrators so chosen shall mutually agree upon the selection of the third, impartial arbitrator. The majority decision of the arbitrators will be final and conclusive upon the parties hereto. The parties hereby acknowledge and agree that final and binding arbitration shall be the sole and exclusive means of resolving any such dispute, that they waive all rights to a civil court action, and that the dispute shall be fully and finally resolved by the arbitrators and shall not be resolved by a jury or a court.

       10. Taxes; Withholdings. All compensation payable by the Company to the Executive under this Agreement which is or may become subject to withholding under the Code or other pertinent provisions of laws or regulation shall be reduced for all applicable income and/or employment taxes required to be withheld.

       11. Administration by the Board. The Board, or its Compensation Committee as determined by the Board, shall be (i) solely responsible for the interpretation and administration of any Loan and Stock Pledge Agreements and related Bonus Arrangements, and (ii) entitled to modify any Loan and Stock Pledge Agreements and related Bonus Arrangements (including, without limitation, performance criteria and targets) as necessary or appropriate to achieve the purposes and intents of the same in light of changing or extenuating circumstances. All such actions, decisions, and modifications of any Loan and Stock Pledge Agreements and related Bonus Arrangements made in good faith by the Board, or by its Compensation Committee, shall be final and binding on Executive.

       12. Offset. The Company shall have the right, without any notice to the Executive, to offset any amounts payable to the Company under any Loan and Stock Pledge Agreements and related Bonus Arrangements against any amount payable to the Executive pursuant to this Agreement.

       13.    Miscellaneous.

              13.1 All notices and any other communications permitted or required under this Agreement must be in writing and shall be effective (a) on the first business day after delivery in person, or (b) on the first business day after deposit with a commercial courier or delivery service for overnight delivery. All notices must be properly addressed and delivered to the parties at the addresses set forth below:

              If to Company:

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

              BRE Properties, Inc.
              44 Montgomery Street, Suite 3600
              San Francisco, CA 94104-4809
              Attn: Frank McDowell

              With Copy to:
              Farella, Braun + Martel LLP
              235 Montgomery Street, Suite 3000
              San Francisco, CA 94104
              Attn: Daniel E. Cohn, Esq.

              If to Executive:
              Leroy E. Carlson
              BRE Properties, Inc.
              44 Montgomery Street, Suite 3600
              San Francisco, CA 94104-4809

              With Copy to:

              _______________________
              _______________________
              _______________________
              Attn:  ________________

              or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this section.

       13.2 This Agreement and any Loan and Stock Pledge Agreements and related Bonus Arrangements contain the full and complete understanding of the parties and supersede all prior representations, promises, agreements, and warranties, whether oral or written.

       13.3 This Agreement shall be governed by and interpreted according to the laws of the State of California.

       13.4 With respect to the Company, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company. With respect to Executive, this Agreement shall not be assignable but shall inure to the benefit of estate of Executive or his legal successor upon death or disability.

       13.5 The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.

       13.6 This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

       13.7 If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid,

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

illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.

       13.8 No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

       13.9 This Agreement may be executed in one or more counterparts. Any copy of this Agreement with the original signatures of all parties approved shall constitute an original.

       13.10 Without limiting the provisions of Section 9, if either party institutes arbitration proceedings pursuant to Section 9 or an action to enforce the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover reasonable attorneys' fees, costs, and expenses.

       IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.

                                          COMPANY: BRE PROPERTIES, INC.


                                          By: /s/ Frank C. McDowell
                                             -----------------------------------
                                              Frank C. McDowell
                                              Chief Executive Officer

                                          EXECUTIVE: Leroy E. Carlson


                                          /s/ LeRoy Carlson
                                          --------------------------------------
                                          Leroy E. Carlson

                                  SCHEDULE 3.3

STOCK LOAN SUMMARY

                                     Number of
  Loan Date        Maturity Date     Shares          Original Cost         Principal            Rate
--------------------------------------------------------------------------------------------------------
   03/02/98          03/03/03              5,000      26.88                 134,375             5.40%

   05/11/99          05/11/04              6,000      26.00                 156,000             6.00%

   01/28/00          01/28/05             10,000      22.56                 225,625             6.91%

   02/16/01          02/16/06              7,500      28.70                 215,250             6.48%

   01/24/02          01/24/07              7,500      29.16                 218,700             6.69%

                                     -------------                          ---------
 Total Shares                             36,000      Total o/s principal   949,950
                                     =============                          =========


RESTRICTED STOCK SUMMARY

             Restricted Shares   Shares Vested     Shares Restricted
              Granted 5/11/99       to Date             06/17/02
            ----------------------------------------------------------
Carlson            1,875                   780                 1,095

                                       1